EXHIBIT 21.01

CERIDIAN CORPORATION

SUBSIDIARIES

MARCH 1, 2004

State or
Other Jurisdiction
Subsidiaries and Their Affiliates:	of Incorporation
ABR Information Services, Inc.	Florida
ABR Properties, Inc.	Florida
Ceridian Benefits Services, Inc.	Florida
SYLINQ Corporation	Colorado
Ceridian Retirement Plan Services, Inc.	California
Ceridian Broker-Dealer, Inc.	Delaware
Ceridian Investment Advisors, Inc.	Florida
Ceridian Canada Holdings, Inc.	Delaware
Ceridian Canada Ltd.	Canada
Ceridian Holdings U.K. Limited	United Kingdom
Ceridian Centrefile Limited	United Kingdom
Centrefile (Mauritius) Ltd.	Mauritius
Ceridian Performance Partners Limited	United Kingdom
Ceridian Tax Service, Inc.	Delaware
Comdata Network, Inc.	Maryland
Comdata Bank, Inc.	Utah
Comdata Funding Corporation	Delaware
Comdata Network Inc. of California	California
Comdata Network, Inc. of Mexico	Tennessee
Comdata Telecommunications Services, Inc.	Delaware
Permicom Permits Services, Inc.	Canada
Stored Value Systems, Inc.	Delaware
FTB Insurance Agency, Inc.	Minnesota

Certain subsidiaries, which in the aggregate would not constitute a significant subsidiary, are omitted from this listing.